Exhibit 99.1

Company Contact:

Dan Smith

Acuity Brands, Inc.

(404) 853-1423

Acuity Brands Reports Record First Quarter Results

Diluted EPS Increases 60% on More Than 8% Growth in Net Sales

ATLANTA, January 4, 2007 — Acuity Brands, Inc. (NYSE: AYI) announced today record first quarter results for net sales, net income, and earnings per diluted share. Net sales for the first quarter of fiscal 2007 rose $48.6 million, or 8.6%, to $614.5 million from $565.9 million reported in the prior year. Net income increased 52.7% to $33.6 million for the quarter ended November 30, 2006 from $22.0 million reported in the year-ago period. Diluted earnings per share for the first quarter of fiscal 2007 increased 60.4% to $0.77 per diluted share, compared with $0.48 per diluted share in the prior year’s first quarter.

Please see the Company’s Form 10-Q filed with the Securities and Exchange Commission today for more information on the results for the first quarter of fiscal 2007. The Form 10-Q is available through the Company’s website at www.acuitybrands.com.

Both business segments posted higher revenues compared with the year ago period. Net sales at Acuity Brands Lighting (ABL) advanced by 10.2% due primarily to more favorable pricing, a better mix of product sold, the impact of new product introductions, and greater customer demand in the non-residential construction market. Net sales at Acuity Specialty Products (ASP) grew by 3.2% due primarily to company-wide pricing initiatives and higher unit volume in the Industrial and Institutional (I&I) market, partially offset by lower volume in the retail channel.

Consolidated operating profit margin expanded 240 basis points in the first quarter to 9.8% compared with 7.4% in the year-ago period. The margin improvement reflected benefits from efforts to improve selling prices, on-going initiatives to enhance productivity

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in both businesses, and additional profit contribution from increased volume and a better mix of product sold in the lighting business. These benefits were partially offset by lower unit sales volume in ASP’s retail channel, higher costs in certain areas, including raw materials and component parts, compensation expense, and continued investments to improve productivity and customer service companywide.

Vernon J. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands, said, “We are very pleased to report record first quarter results. Our strong first quarter results reflect the benefits from programs implemented to create greater value for our customers, to invest in our associates to be more customer-focused and productive, and to more effectively deploy our assets to generate greater returns for our stakeholders. We anticipate that the second quarter will once again be challenging due primarily to normal seasonal factors including inconsistent customer demand and inventory rebalancing by certain customers as well as continued cost pressures. In addition, we remain somewhat cautious about near term shipments at ABL due primarily to the decline in non-residential construction awards reported during the third quarter of calendar 2006, given the normal lag time between awards and shipments. However, based on the recent rebound in non-residential construction awards and other predictive indicators such as the Architecture Billings Index, we expect demand for lighting fixtures to resume its recovery during the course of the second half of the fiscal year, particularly in sectors where we participate to a significant degree.

“For the full year, we expect that ABL will continue to contribute a disproportionately higher share to the overall results of Acuity Brands due primarily to the success of strategies to drive profitable growth including new product introductions, enhancements to the mix of products sold, and productivity improvements as well as continued positive demand in key sectors of the non-residential construction market, the Company’s largest served market. Our consolidated results will be somewhat tempered by the performance of ASP, as management expects that ASP’s full year operating profit will approximate that earned in the year-ago period due primarily to market challenges caused by rising costs, weak demand in certain key markets and geographies, and the expense of investments made to drive future profitable growth. While the results at ASP in the first quarter were less than anticipated, we believe that actions taken to enhance profitability,

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including programs to improve pricing, productivity and to expand unit volume will favorably impact the second half of 2007.

“Lastly, we believe that our consolidated first quarter results support our performance expectations for 2007. Therefore, we remain optimistic that for the full fiscal year 2007, and particularly in the second half, the Company will make significant progress towards the achievement of its longer-term financial goals including operating margin expansion, earnings growth, and cash flow generation.”

Conference Call and Board News

As previously announced, the Company will host a conference call to discuss first quarter results today at 10:00 a.m. ET. Interested parties may listen to this call live today or hear a replay at the Company’s Web site: www.acuitybrands.com.

The Company will hold its Annual Meeting of Stockholders at 1:00 p.m. ET on Thursday, January 11, 2007, in the Ballroom of the Four Seasons Hotel, 75 Fourteenth Street NE, Atlanta, Georgia. The quarterly meeting of the Company’s Board of Directors will also take place that day.

Acuity Brands, Inc., with fiscal year 2006 net sales of approximately $2.4 billion, is comprised of Acuity Brands Lighting and Acuity Specialty Products. Acuity Brands Lighting is one of the world’s leading providers of lighting fixtures and includes brands such as Lithonia American Electric and Antique Street Lamps™. Acuity Specialty Products is a leading provider of specialty chemicals and includes brands such as Zep and Selig™. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 10,200 people and has operations throughout North America and in Europe and Asia.

Forward Looking Information

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that may be considered forward-looking include statements incorporating terms such as “expects,” “believes,” “intends,”

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“anticipates” and similar terms that relate to future events, performance, or results of the Company, including, without limitation, anticipated challenges in the second quarter due to normal seasonal factors as well as continued cost pressures, statements regarding the impact of non-residential contract award activity on near-term shipments at ABL, expectations that demand for lighting fixtures will resume its recovery during the course of the second half of the fiscal year and particularly in sectors where the Company participates to a significant degree, expectations that ABL will continue to contribute a disproportionately higher share to the overall results of Acuity Brands due primarily to the success of strategies to drive profitable growth as well as continued positive demand in key sectors of the non-residential construction market, the anticipated tempering of full year consolidated results due to the performance of ASP, the expectation that market challenges caused by rising costs, weak demand in certain key markets and geographies, and the expense of investments made to drive future profitable growth will lead to ASP’s full year operating profit approximating that earned in the year-ago period, the belief that certain actions taken to enhance profitability will have a favorable impact on ASP’s results in the second half of 2007, the belief that consolidated first quarter results support performance expectations for full year fiscal 2007, the expectation that the Company will make significant progress towards the achievement of its longer-term financial goals. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management’s present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; the outcome of pending environmental investigations; and economic, political, governmental, and technological factors affecting the Company’s operations, tax rate, markets, products, services, and prices, among others. Please see the other risk factors more fully described in the Company’s SEC filings including the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on January 4, 2007.

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ACUITY BRANDS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share data)

	NOVEMBER 30, 2006	AUGUST 31, 2006
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$102,721	$88,648
Accounts receivable, less reserve for doubtful accounts of $6,270 at November 30, 2006 and $6,205 at August 31, 2006	337,324	379,622
Inventories	211,886	209,319
Deferred income taxes	24,309	22,456
Prepayments and other current assets	46,045	37,600

Total Current Assets	722,285	737,645

Property, Plant, and Equipment, at cost:
Land	12,491	12,436
Buildings and leasehold improvements	169,181	167,488
Machinery and equipment	401,335	396,874

Total Property, Plant, and Equipment	583,007	576,798
Less – Accumulated depreciation and amortization	373,003	365,529

Property, Plant, and Equipment, net	210,004	211,269

Other Assets:
Goodwill	346,307	346,188
Intangible assets	119,489	120,287
Deferred income taxes	3,835	5,752
Other long-term assets	19,980	22,975

Total Other Assets	489,611	495,202

Total Assets	$1,421,900	$1,444,116

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$661	$643
Accounts payable	213,222	243,593
Accrued compensation	52,569	69,360
Other accrued liabilities	118,741	114,198

Total Current Liabilities	385,193	427,794
Long-Term Debt, less current maturities	371,278	371,252

Deferred Income Taxes	13,029	12,974

Self-Insurance Reserves, less current portion	15,148	14,774

Other Long-Term Liabilities	75,431	75,063

Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 48,706,887 issued and 43,075,187 outstanding at November 30, 2006; and 48,062,506 issued and 43,062,506 outstanding at August 31, 2006	487	481
Paid-in capital	583,385	560,973
Retained earnings	219,238	192,155
Treasury stock, at cost, 5,631,700 shares at November 30, 2006 and 5,000,000 shares at August 31, 2006	(224,816)	(194,858)
Accumulated other comprehensive loss items	(16,473)	(16,492)

Total Stockholders’ Equity	561,821	542,259

Total Liabilities and Stockholders’ Equity	$1,421,900	$1,444,116

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ACUITY BRANDS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per-share data)

	THREE MONTHS ENDED NOVEMBER 30
	2006	2005
Net Sales	$614,488	$565,852
Cost of Products Sold	355,470	340,629

Gross Profit	259,018	225,223
Selling, Distribution, and Administrative Expenses	198,683	183,235

Operating Profit	60,335	41,988
Other Expense:
Interest expense, net	8,139	8,240
Miscellaneous expense, net	494	84

Total Other Expense	8,633	8,324

Income before Provision for Income Taxes	51,702	33,664
Provision for Income Taxes	18,135	11,688

Net Income	$33,567	$21,976

Earnings Per Share:
Basic Earnings per Share	$0.80	$0.50

Basic Weighted Average Number of Shares Outstanding	42,204	44,271

Diluted Earnings per Share	$0.77	$0.48

Diluted Weighted Average Number of Shares Outstanding	43,732	45,620

Dividends Declared per Share	$0.15	$0.15

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ACUITY BRANDS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	THREE MONTHS ENDED
	NOVEMBER 30
	2006	2005
Cash Provided by (Used for) Operating Activities:
Net income	$33,567	$21,976
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	9,720	10,204
Excess tax benefits from share-based payments	(7,814)	(2,411)
Loss on the sale or disposal of property, plant, and equipment	165	217
Deferred income taxes	119	839
Other non-cash items	1,678	549
Change in assets and liabilities, net of effect of acquisitions anddivestitures -
Accounts receivable	42,298	21,358
Inventories	(2,567)	(10,244)
Prepayments and other current assets	(8,445)	(3,288)
Accounts payable	(30,371)	(20,076)
Other current liabilities	(3,622)	(9,332)
Other	2,726	1062,746

Net Cash Provided by Operating Activities	37,454	12,538

Cash Provided by (Used for) Investing Activities:
Purchases of property, plant, and equipment	(7,780)	(3,590)
Proceeds from sale of property, plant, and equipment	14	2,764
Sale of businesses	41	41

Net Cash Used for Investing Activities	(7,725)	(785)

Cash Provided by (Used for) Financing Activities:
Proceeds from issuance of long-term debt	27	—
Repayments of long-term debt	—	(66)
Employee stock purchase plan issuances	239	—
Stock options exercised	12,706	10,333
Repurchases of common stock	(29,958)	(10,366)
Excess tax benefits from share-based payments	7,814	2,411
Dividends paid	(6,483)	(6,760)

Net Cash Used for Financing Activities	(15,655)	(4,448)

Effect of Exchange Rate Changes on Cash	(1)	(641)

Net Change in Cash and Cash Equivalents	14,073	6,664
Cash and Cash Equivalents at Beginning of Period	88,648	98,533

Cash and Cash Equivalents at End of Period	$102,721	$105,197

Supplemental Cash Flow Information:
Income taxes paid during the period	$2,306	$11,740
Interest paid during the period	$10,391	$10,311

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ACUITY BRANDS, INC

BUSINESS SEGMENT INFORMATION (Unaudited)

(In thousands, except operating profit margins)

	THREE MONTHS ENDED
	NOVEMBER 30
	2006	2005
Net Sales:
ABL	$477,617	$433,281
ASP	136,871	132,571

Total Net Sales	$614,488	$565,852

Operating Income (Loss):
ABL	$60,799	$38,440
ASP	7,475	10,707
Corporate	(7,939)	(7,159)

Total Operating Income	$60,335	$41,988

Operating Profit Margins:
ABL	12.7%	8.9%
ASP	5.5%	8.1%

Consolidated	9.8%	7.4%